Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of April 28, 2016,

among

COMCAST CORPORATION,

COMCAST PARIS NEWCO, INC.

and

DREAMWORKS ANIMATION SKG, INC.

TABLE OF CONTENTS

i

Exhibit A                          Form of Stockholder Written Consent

INDEX OF DEFINED TERMS

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	4.03(h)
Adverse Recommendation Change	4.03(e)
affiliate	8.03
Agreement	Preamble
Anti-Corruption Laws	8.03
Appraisal Shares	1.07(d)
Authorizations	2.15
Book-Entry Shares	8.03
business day	8.03
Certificate of Merger	1.03
Certificates	1.08(h)(i)
Class A Certificates	1.08(b)
Class A Stock	2.02(a)
Class B Certificates	1.08(h)(i)
Class B Stock	2.02(a)
Class C Stock	2.02(a)
close family member	8.03
Closing	1.02
Closing Date	1.02
Code	8.03
Collective Bargaining Agreement	2.10
Commonly Controlled Entity	2.11(i)(i)
Company	Preamble
Company 401(k) Plan	5.05(d)
Company Balance Sheet	2.06(d)
Company Benefit Agreement	2.11(i)(ii)
Company Benefit Plan	2.11(i)(iii)
Company Board	2.04(b)
Company Board Recommendation	2.04(b)
Company By-laws	2.01
Company Charter	2.01
Company Common Stock	2.02(a)
Company Disclosure Letter	Article II
Company Employee	5.05(a)
Company ESPP	5.04(d)(i)
Company Intellectual Property	2.17(g)(i)
Company Material Adverse Effect	8.03
Company Performance Restricted Stock Unit	5.04(d)(iii)
Company Preferred Stock	2.02(a)
Company Restricted Share	5.04(d)(ii)

Defined Term	Location of Definition
Company Restricted Stock Unit	5.04(d)(iv)
Company SEC Documents	2.06(a)
Company Stock Appreciation Right	5.04(d)(v)
Company Stock Option	5.04(d)(vi)
Company Stock Plans	5.04(d)(vii)
Company Subsidiaries	2.01
Company Takeover Proposal	4.03(h)
Company Termination Fee	5.07(b)
Confidentiality Agreement	5.02
Consent	2.05(b)
Consulting Agreement	Recitals
Continuation Period	5.05(a)
Contract	2.05(a)
control	8.03
DGCL	Recitals
Direct Registration System	8.03
DOJ	5.03(b)
EC Merger Regulation	8.03
Effective Time	1.03
Environmental Law	2.16(b)
ERISA	2.11(c)
European Commission	8.03
Exchange Act	2.05(b)
Exchange Fund	1.08(a)
Existing D&O Policies	5.06(c)
Exploit	2.17(g)(ii)
Exploitation	2.17(g)(ii)
Filed Company SEC Documents	Article II
Films	2.17(g)(iii)
Foreign Merger Control Laws	2.05(b)
FTC	5.03(b)
GAAP	2.06(c)
Government Official	8.03
Governmental Entity	2.05(b)
HSR Act	2.05(b)
Indemnified Party	5.06(a)
Information Statement	5.01(b)
Intellectual Property	2.17(g)(iv)
Intervening Event	4.03(h)
IP Contracts	2.17(g)(v)
IT Assets	2.17(g)(vi)
Judgment	2.05(a)
knowledge	8.03

v

Defined Term	Location of Definition
Law	2.05(a)
Legal Restraints	6.01(c)
Library Films	2.17(g)(vii)
Liens	2.03(a)
Measurement Date	2.02(b)
Merger	Recitals
Merger Consideration	1.07(c)
Merger Sub	Preamble
Multiemployer Plan	2.10
Non-Owned Intellectual Property	2.17(g)(viii)
Outside Date	7.01(b)(i)
Owned Intellectual Property	2.17(g)(ix)
Parent	Preamble
Parent Material Adverse Effect	8.03
Parent Termination Fee	5.07(d)
Paying Agent	1.08(a)
Permitted Liens	2.12
Person	8.03
Proceeding	2.14
Proxy Statement	5.01(c)
Qualifying Company Takeover Proposal	4.03(c)
Remedial Action	5.03(c)
Representatives	4.03(a)
Required Regulatory Approvals	6.01(b)
SEC	Article II
Section 262	1.07(d)
Securities Act	2.06(b)
Specified Contract	2.13(a)
Stockholder Approval	2.04(a)
Stockholder Consent	5.01(a)
subsidiary	8.03
Superior Company Proposal	4.03(h)
Support Agreement	Recitals
Surviving Corporation	1.01
Surviving Corporation Plans	5.05(a)
Tax Receivable Agreement	8.03
Tax Return	8.03
Taxes	8.03
Trade Secrets	2.17(g)(iv)
Transactions	2.04(a)
Transfer Taxes	5.09
Voting Company Debt	2.02(e)

AGREEMENT AND PLAN OF MERGER dated as of April 28, 2016 (this “Agreement”), among Comcast Corporation, a Pennsylvania corporation (“Parent”), Comcast Paris NewCo, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company (in the case of the Company, by the unanimous vote of the independent members thereof) (i) have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (ii) have approved the merger (the “Merger”) of Merger Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 1.07, each issued and outstanding share of Class A Stock will be converted into the right to receive $41.00 in cash and each issued and outstanding share of Class B Stock will be converted into the right to receive $41.00 in cash;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such holders will approve and adopt this Agreement in accordance with Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) as more particularly set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and Jeffrey Katzenberg have entered into (i) a support agreement (the “Support Agreement”), which shall become effective in accordance with its terms concurrently herewith, and (ii) a consulting agreement (the “Consulting Agreement”), which shall become effective in accordance with its terms at the Effective Time;

WHEREAS, the Company Board, by the unanimous vote of the independent members thereof, has resolved, subject to Section 4.03, to recommend that the holders of Company Common Stock vote in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.                                        The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02.                       Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, no later than the second business day after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.                       Effective Time.  Prior to the Closing, the Company shall prepare, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

SECTION 1.04.                       Effects of Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.                       Certificate of Incorporation and By-laws.  (a)  The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation and references to the incorporator shall be removed.

(b)            The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 1.06.                       Directors and Officers.  (a)  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)            The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.07.                       Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)            Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)            Cancelation of Treasury Stock and Parent-Owned Stock; Company Common Stock Held by Company Subsidiaries.  Each share of Company Common Stock that is owned by the Company, Parent, Merger Sub or any other subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock held by any Company Subsidiary immediately prior to the Effective Time, if any, shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Company Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Company Subsidiary owned in the Company immediately prior to the Effective Time.

(c)            Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (including Company Restricted Shares, but excluding shares to be canceled or to be converted in accordance with Section 1.07(b) and, except as provided in Section 1.07(d), Appraisal Shares) shall be converted into the right to receive $41.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.08, without interest.

(d)            Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.07(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive those rights under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger

Consideration as provided in Section 1.07(c), without interest. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 1.08.                       Payment of the Merger Consideration.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of Class A Stock in accordance with this Article I and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash necessary to pay for the shares of Class A Stock converted into the right to receive cash pursuant to Section 1.07(c) and any amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Restricted Shares and Company Stock Appreciation Rights, as applicable, to the extent set forth in Section 5.04(c)(ii) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)            Exchange Procedure for Class A Stock.  As soon as reasonably practicable after the Effective Time (but in no event later than two business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class A Stock (the “Class A Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 1.07(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Class A Certificates shall pass, only upon delivery of the Class A Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Class A Certificates in exchange for the Merger Consideration.  Upon surrender of a Class A Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Class A Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Class A Stock theretofore represented by such Class A Certificate shall have been converted pursuant to Section 1.07(c), and the Class A Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Class A Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Class A Certificate so surrendered is registered, if such Class A Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Class A Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

Until surrendered as contemplated by this Section 1.08, each Class A Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Class A Stock theretofore represented by such Class A Certificate have been converted pursuant to Section 1.07(c).  No interest shall be paid or accrue on the cash payable upon surrender of any Class A Certificate.

(c)            Treatment of Book-Entry Shares.  As soon as reasonably practicable after the Effective Time (but in no event later than two business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to, with respect to each holder of record, as of the Effective Time, of Book-Entry Shares of Class A Stock, mail a check, or make a wire transfer, in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder.

(d)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed as of the 12-month anniversary of the Closing Date shall be delivered to Parent, upon demand, and any former holder of Class A Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e)            No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Class A Certificate (or an affidavit in lieu thereof in accordance with Section 1.08(g)) has not been surrendered prior to the date on which the Merger Consideration in respect of such Class A Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Class A Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation, subject to the claims of any former holder of Class A Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article I.

(f)            Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall only be in short-term obligations of or guaranteed by the United States or any agency or instrumentality thereof with maturities of no more than 30 days and backed by the full faith and credit of the United States, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of United States commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available).  Any interest and other income resulting from such investments shall be paid to Parent.  In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Class A Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder.  To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration to all holders of Class A Certificates or Book-Entry Shares of Class A Stock, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(g)            Lost Class A Certificates.  If any Class A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Class A Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Class A Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Class A Certificate the Merger Consideration.

(h)            Exchange Procedure for Class B Stock.  (i) As soon as practicable after the Effective Time, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class B Stock (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 1.07(c) shall surrender the Class B Certificates held by such holder to the Surviving Corporation, together with a duly executed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Class B Certificates shall pass, only upon delivery of the Class B Certificates to the Surviving Corporation, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) in exchange for the Merger Consideration.  Upon surrender of a Class B Certificate to the Surviving Corporation for cancelation, together with such letter of transmittal, duly executed, the Surviving Corporation or Parent shall promptly, and in any event no later than two business days after such surrender, in exchange therefor make a wire transfer to an account designated by the holder of such Class B Certificate in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder, and the Class B Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.08(h), each Class B Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration into which the shares of Class B Stock theretofore represented by such Class B Certificate have been converted pursuant to Section 1.07(c).  No interest shall be paid or accrue on the Merger Consideration payable upon surrender of any Class B Certificate.

(ii)            On the Closing Date, immediately after the Effective Time, the Surviving Corporation or Parent shall, with respect to each holder of record, as of the Effective Time, of Book-Entry Shares of Class B Stock, (x) make a wire transfer to an account designated by such holder in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration to which such holder is entitled hereunder.

(i)            No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article I as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that have been declared or made by the Company on such shares of Company Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

(j)            Withholding Rights.  Each of the Surviving Corporation, Parent, the Company and the Paying Agent shall be entitled to deduct and withhold from any payment to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k)             In the event that between the date of this Agreement and immediately prior to the Effective Time, there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, or other similar transaction, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

ARTICLE II

Representations and Warranties of the Company

Except (a) other than in respect of Section 2.02(a) through (f), as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available subsequent to January 1, 2015 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any exhibits to any Filed Company SEC Documents or any disclosures contained in any part of any Filed Company SEC Document entitled “Risk Factors”, disclosures set forth in any “Forward-Looking Statements” disclaimer or any other disclosures set forth in the Filed Company SEC Documents to the extent they are cautionary, non-specific or predictive in nature; it being understood that any factual information contained within such headings, disclosures or statements shall not be excluded) or (b) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article II to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 2.01.                       Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), are included in the Filed Company SEC Documents.

SECTION 2.02.                       Capital Structure.  (a)  The authorized capital stock of the Company consists of 350,000,000 shares of Class A common stock of the Company, par value $0.01 per share (“Class A Stock”); 150,000,000 shares of Class B common stock of the Company, par value $0.01 per share (“Class B Stock”); one share of Class C common stock of the Company, par value $0.01 per share (“Class C Stock” and, together with the Class A Stock and Class B Stock, the “Company Common Stock”); and 100,000,000 shares of preferred stock of the Company, par value $0.01 per share (the “Company Preferred Stock”).

(b)            At the close of business on April 26, 2016 (the “Measurement Date”):

(i)            (A) 78,698,244 shares of Class A Stock were issued and outstanding, of which no shares of Class A Stock were Company Restricted Shares, (B) 7,838,731 shares of Class B Stock were issued and outstanding, none of which were Company Restricted Shares, and (C) no shares of Class C Stock were issued and outstanding,

(ii)            28,551,078 shares of Class A Stock, no shares of Class B Stock and no shares of Class C Stock were held by the Company in its treasury,

(iii)            7,838,731 shares of Class A Stock were reserved for issuance upon conversion of outstanding shares of Class B Stock,

(iv)            (A) no shares of Class A Stock were subject to outstanding Company Stock Options, (B) 3,335,044 shares of Class A Stock were subject to outstanding Company Restricted Stock Units, (C) 1,249,098 shares of Class A Stock were subject to outstanding Company Performance Restricted Stock Units (assuming achievement of all applicable performance goals at maximum level) and (D) 4,154,815 shares of Class A Stock were subject to outstanding Company Stock Appreciation Rights,

(v)            there were no outstanding purchase rights, and no offering periods or purchase periods have commenced, under the Company ESPP;

(vi)            no shares of Class B Stock or Class C Stock were subject to outstanding Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units or Company Stock Appreciation Rights and no additional shares of Class B Stock or Class C Stock were reserved for issuance pursuant to the Company Stock Plans, and

(vii)            no shares of Company Preferred Stock were issued or outstanding.

(c)            Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  From the Measurement Date to (and including) the date of this Agreement, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock or other capital stock of the Company, other than the issuance of Company Common Stock upon the conversion of Class B Stock, the exercise of Company Stock Options or the settlement of Company Restricted Stock Units, Company Performance Restricted Stock Units and Company Stock Appreciation Rights outstanding on the Measurement Date, in each case in accordance with its applicable terms as in effect on the Measurement Date.

(d)            All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(e)            As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into,

or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(f)            Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights or Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock.   As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, other awards granted pursuant to the Company Stock Plans and the vesting of Company Restricted Shares and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, other awards granted pursuant to the Company Stock Plans and Company Restricted Shares in connection with the forfeiture of such awards, in the case of clauses (A) and (B) in accordance with the terms of the applicable award as in effect on the date of this Agreement.

(g)            All Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights and Company Restricted Shares are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements differ from such forms with respect to the number of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, Company Restricted Shares or shares of Company Common Stock covered thereby, the exercise price (if applicable), vesting schedule, performance conditions (if applicable) and expiration date applicable thereto and other similar terms.

(h)            No shares of Company Common Stock are owned by any Company Subsidiary.

SECTION 2.03.                       Company Subsidiaries; Equity Interests.  (a) Section 2.03(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens.  As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based units (performance based or otherwise) or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b)            Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 2.04.                       Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (the “Transactions”), subject to approval of the stockholders of the Company and the filing of the Certificate of Merger pursuant to Section 1.03. The delivery of the Stockholder Consent will constitute the Stockholder Approval. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject to the receipt of approval of the stockholders of the Company.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)            The Board of Directors of the Company (the “Company Board”), by the unanimous vote of the independent members thereof, at a meeting duly called and held, duly adopted resolutions (i)(A) determining that the Merger and the other Transactions, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its stockholders, (B) approving and declaring advisable this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions set forth herein, and (C) subject to Section 4.03, recommending that the holders of Company Common Stock vote in favor of adopting this Agreement (the recommendation in this clause (C), the “Company Board Recommendation”) and (ii) directing that this Agreement be submitted to the holders of Company Common Stock for their adoption.  To the knowledge of the Company, no state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Merger or any other Transaction.

SECTION 2.05.                       No Conflicts; Consents.  (a)  Subject to the receipt of  approval of the stockholders of the Company, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, require any payment or consent under or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) (x) the Company By-laws or (y) the articles of incorporation, bylaws or comparable organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any Federal, state or local, domestic or foreign judgment, order, writ, injunction or decree (“Judgment”) or Federal, state or local, domestic or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (i)(y), (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any transnational, national, Federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the EC Merger Regulation and any other competition, merger control, antitrust or similar Law of any jurisdiction (collectively, other than the HSR Act and the EC Merger Regulation, the “Foreign Merger Control Laws”), (ii) the filing with the SEC of (A) the Information Statement or Proxy Statement, as applicable, and (B) such reports under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of The NASDAQ Stock Market, (v) such filings as may be required in connection with Taxes described in Section 5.09, (vi) compliance with any applicable state securities or “blue sky” laws and (vii) such other items (A) required solely by reason of the participation of

Parent or Merger Sub (as opposed to any third Person) in the Transactions or (B) that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.06.                       SEC Documents; Undisclosed Liabilities.  (a)  The Company has filed all material reports, schedules, forms, statements and other documents required to be filed pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2015 (the “Company SEC Documents”).

(b)            As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)            The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(d)            Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 31, 2015, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities or obligations incurred in connection with the Transactions and (iii) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)            The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to the date of this Agreement, the Company’s auditors have not identified to the Company or to the audit committee of the Company Board, and the Company has not identified to the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

SECTION 2.07.                       Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement or Proxy Statement, as applicable, will, at the time it is first published, sent or given to the Company’s stockholders (or, in the case of the Proxy Statement, at the time of the applicable stockholders’ meeting), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement or Proxy Statement, as applicable, will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 2.08.                       Absence of Certain Changes or Events.  (a)  Since the date of the Company Balance Sheet, there has not been any Company Material Adverse Effect.

(b)            From the date of the Company Balance Sheet to the date of this Agreement, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i)            any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company, or any repurchase, redemption or other acquisition of any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock based units (performance based or otherwise) or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, other awards granted pursuant to the Company Stock Plans and the vesting of Company Restricted Shares and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, other awards granted pursuant to the Company Stock Plans and Company Restricted Shares in connection with the forfeiture of such awards, in each case in accordance with the terms of the applicable award;

(ii)              any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)             except (A) in the ordinary course of business, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written Contract, in each case, in effect as of the date of the Company Balance Sheet or (C) as required by applicable Law, (1) any granting to any director or executive officer of the Company of any material increase in compensation, (2) any granting to any director or executive officer of the Company of any increase in severance or termination pay or (3) any entry by the Company into any employment, consulting, severance or termination agreement with any director or executive officer of the Company;

(iv)             any change in financial accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(v)              any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), with an aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries in excess of $25,000,000;

(vi)             any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon

(other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales, leases, licenses or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business;

(vii)            (A) any sale, assignment, license, sublicense, abandonment, failure to maintain or grant of any Lien (other than a Permitted Lien) on any Company Intellectual Property, other than any sale, assignment, license, sublicense, abandonment, failure to maintain or grant that is not material to the Company and the Company Subsidiaries, taken as a whole, other than the abandonment of patent applications in the ordinary course of prosecution where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) was filed, (B) any grant, extension, amendment, waiver or modification of any rights in or to the Company Intellectual Property, other than any grant, extension, amendment, waiver or modification that is not material to the Company and the Company Subsidiaries, taken as a whole, (C) any entry into any IP Contract that is material to the Company and the Company Subsidiaries, taken as a whole, (D) any amendment, termination, request or agreement to a change, any failure to exercise a right of renewal or extension, or any waiver, release or assignment of any right or claim under any IP Contract, other than any amendment, termination, request, agreement, failure, waiver, release or assignment that is not material to the Company and the Company Subsidiaries, taken as a whole, or (E) any material breach or material violation of any material IP Contract that is known to the Company;

(viii)           (A) except as required by Law or otherwise in the ordinary course of business, any (1) material Tax election, or any change or revocation thereof, (2) settlement or compromise of any audit or proceeding relating to a material amount of Taxes, (3) filing of any amended Tax Return reflecting a material amount of income Taxes, (4) change in any material Tax accounting method or (5) entry into any closing agreement relating to a material amount of Taxes or (B) any exercise of any termination right under the Tax Receivable Agreement; or

(ix)              any settlement of any Proceeding involving or against the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 2.09.                       Taxes.  (a)  The Company and each Company Subsidiary has (i) timely filed, or caused to be filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by the Company or such Company Subsidiary, respectively, and such Tax Returns are true and complete in all material respects, and (ii) paid, or caused to be paid, all Taxes shown as due on such Tax Returns other than Taxes that are being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP.

(b)            No deficiency for any material Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that (i) has not been paid, settled or withdrawn or (ii) is not being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP.

(c)            There is no claim, audit, action, suit, proceeding, examination, refund litigation, proposed adjustment or matter in controversy now pending or threatened in writing with respect to any material Taxes or material Tax Return of the Company or a Company Subsidiary.

(d)            Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) the Tax Receivable Agreement or (ii) any agreements or arrangements (A) exclusively between or among the Company and wholly owned Company Subsidiaries or (B) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).

(e)            Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)            Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)            Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

SECTION 2.10.                       Labor Relations.  Section 2.10 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material collective bargaining, works council or other labor union agreements (each, a “Collective Bargaining Agreement”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.  To the knowledge of the Company, from January 1, 2016 until the date of this Agreement, neither the Company nor any of the Company Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary.  As of the date of this Agreement, there is no unfair labor practice charge or complaint or other Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company, and each Company Subsidiary, has complied with its obligations under the Collective Bargaining Agreements and any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) in which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, other than failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.11.                       Employee Benefits.  (a)  Section 2.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)            With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies, as of the date of this Agreement, of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy (in which case such Company Benefit Plan or Company Benefit Agreement will be made available to Parent as soon as permitted under applicable Law), (ii) each trust, insurance, annuity or other funding Contract related thereto and (iii) the most recent annual report under Form 5500 (including applicable schedules and attachments thereto) required to be filed with the Internal Revenue Service.

(c)            Each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”) (to the extent applicable), the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)            Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)            None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity sponsors, maintains or contributes to, or has in the past six years sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f)            Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary other than for continuation coverage required under Section 4980B(f) of the Code or any applicable state or foreign Laws.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or other employee of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement or (iii) result in any violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.

(h)            Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary for any tax incurred by such individual under Section 409A or 4999 of the Code.

(i)              For purposes of this Agreement:

(i)              “Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

(ii)             “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary, on the other hand (but excluding any Company Benefit Plans), other than any agreement or arrangement mandated by applicable Law.

(iii)            “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, disability, death benefit, hospitalization, medical, post-employment or retirement or other employee benefit plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary, in each case for the benefit of any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary, other than (A) any Multiemployer Plan or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

SECTION 2.12.                       Title to Properties.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have good and marketable title to, or valid leasehold interests in, all their respective properties and assets reflected in the Company Balance Sheet (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed, in each case in the ordinary course of business) or acquired or leased after the date thereof that are material to the business of the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens, except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves or accruals in accordance with GAAP on the most recent balance sheet (or the notes thereto) included in the Company SEC Documents, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business, (iv) zoning, building and other similar codes and regulations, (v) rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints of Films licensed to them, and rights of distributors, exhibitors, licensees and other Persons in Films created in connection with the distribution and exploitation of such Films in the ordinary course of business, (vi) Liens securing advances to the Company or any of the Company Subsidiaries made by licensees of products in order to finance the production thereof in the ordinary course of business, (vii) Liens representing any interest or title of a licensor, lessor, sublicensor or sublessor, or a licensee, lessee, sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business, (viii) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary, (ix) any conditions that would be disclosed by a current, accurate survey or physical inspection, (x) non-exclusive licenses of Intellectual Property in the ordinary course of business and (xi) Liens (other than Liens securing indebtedness for borrowed money or guarantees thereof), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof and all such leases are in full force and effect.

SECTION 2.13.                       Contracts.  (a)  Except for this Agreement, any Company Benefit Plan or Company Benefit Agreement, Section 2.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i)               each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)             each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area (other than restrictions with respect to “exclusivity” of the type described in clause (D) of this clause (ii)), (B) provides any third party a right of first offer, right of first refusal, right of first negotiation or similar obligation with respect to any assets (including any Intellectual Property) of the Company or any Company Subsidiary, (C) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party or (D) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (B), (C) and (D) for Contracts which are not material to the Company and the Company Subsidiaries, taken as a whole;

(iii)            each Contract to which the Company or any Company Subsidiary is a party that either (A) provided for annual payments or receipts by the Company together with the Company Subsidiaries for the twelve-month period ending December 31, 2015 or (B) is reasonably expected to provide for payments or receipts by the Company together with the Company Subsidiaries for the twelve-month period ending December 31, 2016, in the case of each of clauses (A) and (B), in excess of $25,000,000;

(iv)            each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty in respect of indebtedness for borrowed money, in each case with respect to a principal amount in excess of $25,000,000;

(v)             each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(vi)           each IP Contract or other license or distribution agreement that is material to the Company and the Company Subsidiaries, taken as a whole, and relates primarily to any Film or any other television or short form pictures;

(vii)          each partnership or joint venture agreement to which the Company or any Company Subsidiary is a party that relates to the formation, creation, operation, management or control of any partnership or joint venture, other than agreements entered into in the ordinary course of business governing co-production or co-financing arrangements that are not material to the Company and the Company Subsidiaries, taken as a whole;

(viii)         each Contract with respect to any license, management, ownership or other participation in any resort, theme park, water park, entertainment center or similar project to which the Company or any of the Company Subsidiaries is a party and that is material to the Company and the Company Subsidiaries, taken as a whole;

(ix)            each Contract with respect to the Company’s or any Company Subsidiary’s operations in China that is material to the Company and the Company Subsidiaries, taken as a whole;

(x)              each acquisition or divestiture Contract (including any Contract containing an option to acquire or divest) to which the Company or any Company Subsidiary is a party contemplating payments (including the maximum amount of any “earn-out” or other contingent payment obligations) by or to the Company and/or any of the Company Subsidiaries in excess of $10,000,000 of future payments in the aggregate, other than any Contracts primarily related to Intellectual Property;

(xi)            each stockholders’, investors rights’, registration rights or similar Contract to which the Company or any Company Subsidiary is a party; and

(xii)           each Contract (A) of the type described by Section 2.13(a)(ii) or (B) of the type described by Section 2.13(a)(iii), that, following the Closing, binds or purports to bind Parent or any of its affiliates (other than the Company and the Company Subsidiaries).

Each such Contract described in clauses (i) through (xii) above is referred to herein as a “Specified Contract”.

(b)            Each of the Specified Contracts is valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Specified Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.14.                       Litigation.  There is no claim, suit, action, investigation, arbitration or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, if adversely determined (in accordance with the claimant’s demands, if applicable), would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.15.                       Compliance with Laws.  Each of the Company and the Company Subsidiaries is and, since January 1, 2015, has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  This Section 2.15 does not relate to Environmental Laws, which are the subject of Section 2.16, or Anti-Corruption Laws, which are the subject of Section 2.21.

SECTION 2.16.                       Environmental Matters.  (a)  Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2015 has been, in compliance with all Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Authorizations required under Environmental Laws for it to conduct its business as presently conducted and (iii) none of the Company or the Company Subsidiaries has received any written notice, request for information, citation, summons, demand, complaint or claim since January 1, 2015 or that otherwise remains unresolved alleging that the Company or any Company Subsidiary is in violation of or has any liability under any Environmental Law.

(b)            For purposes of this Agreement, “Environmental Law” means any Law or Judgment promulgated by any Governmental Entity with respect to pollution, human health or safety as it relates to exposure to hazardous or toxic substances emitted, discharged, disposed of or otherwise released in the environment or the protection of the environment, natural resources or endangered or threatened species.

SECTION 2.17.                       Intellectual Property.  (a)  The Company and the Company Subsidiaries own, or are validly licensed or otherwise possess sufficient legal enforceable rights to use, the Company Intellectual Property in the manner that the Company and the Company Subsidiaries currently use such Company Intellectual Property to conduct their businesses, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There are no Proceedings that may cause any Owned Intellectual Property to be invalid or unenforceable and the Company has not received any written notice from any Person since January 1, 2015 bringing or threatening to bring such Proceedings.  Neither the Company nor any of the Company Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any material Owned Intellectual Property.  All material registration, maintenance and renewal fees and filings in respect of the Owned Intellectual Property listed in Section 2.17(b) of the Company Disclosure Letter have been paid to and/or filed with the relevant Governmental Entities for the purpose of maintaining such Owned Intellectual Property, other than pursuant to intentional abandonment and similar portfolio maintenance decisions made in the ordinary course of business.  Nothing in this Section 2.17(a) shall be interpreted or construed as a representation or warranty with respect to infringement, misappropriation or violation of Intellectual Property.

(b)            Section 2.17(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all (1) Owned Intellectual Property (other than copyrights and trademarks) that is registered, applied for, filed or recorded with any Governmental Entity and (2) registered copyrights and trademarks included in the Owned Intellectual Property that are material to the Company and the Company Subsidiaries, taken as a whole, and (ii) all Library Films and all other television or short form pictures owned or controlled by the Company or a Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole. The Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, in each case, free and clear of all Liens (other than Permitted Liens).  No Person has asserted or requested in writing, or to the knowledge of the Company, threatened to assert or request, a termination or reversion of any rights in any Owned Intellectual Property or Film.

(c)            Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect, register and maintain Owned Intellectual Property that the Company and the Company Subsidiaries in the exercise of their reasonable judgment determined to protect, register or maintain.  To the knowledge of the Company, each employee of the Company and the Company Subsidiaries who contributes to the production or development of the Owned Intellectual Property or Films on behalf of the Company or any of the Company Subsidiaries has executed a confidentiality agreement in substantially the forms made available to Parent, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.  To the knowledge of the Company, each of the Company’s and the Company Subsidiaries’ employees and consultants who contributes to the production or development of the Owned Intellectual Property or Films on behalf of the Company or any of the Company Subsidiaries have executed a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision, except where failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d)            To the knowledge of the Company, none of the Company, the Company Subsidiaries nor any of their respective current activities, products or services (including any Film and any of the literary, dramatic or musical material contained therein or upon which any Film is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or constitutes a libel, slander or other defamation of any Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has not received any written notice of, and to the knowledge of the Company, there have been no threatened claims or Proceedings alleging the matters described in the preceding sentence (or challenging the ownership, validity or enforceability of any Owned Intellectual Property) since January 1, 2015, nor are there any such claims pending.  To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Owned Intellectual Property in any material respect other than any infringement, misappropriation or other violation that the Company has considered and made an affirmative business decision not to pursue.  There are no Proceedings pending in which the Company or any of the Company Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(e)            An original negative or master, or digital equivalent thereof, of each of the Library Films and all other television or short form pictures owned or controlled by the Company or a Company Subsidiary has been properly stored, in each case in accordance with standards customarily applied by major theatrical, television and home video distributors, as applicable, or the Company or a Company Subsidiary has access to printable elements of such Library Films or other television or short form pictures.  Such original negatives, masters or printable elements are, in all material respects, in a commercially reasonable condition.  Section 2.17(e) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of the physical locations of such original negatives, masters, or printable elements, and to the extent such physical locations are owned or controlled by third parties, the Company or a Company Subsidiary are party to customary access agreements.

(f)            The IT Assets used by the Company and the Company Subsidiaries that are material to the Company and the Company Subsidiaries, taken as a whole are functional and operate and perform in a manner sufficient to permit the Company and the Company Subsidiaries to conduct their businesses as currently conducted.  The Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the material IT Assets used by the Company and the Company Subsidiaries (and all information and data stored or contained therein or transmitted thereby) against any material unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures, and (iv) encryption technology.  To the knowledge of the Company, there have been no material unauthorized use, access, interruption, modification or corruption of any material IT Assets used by the Company or the Company Subsidiaries (or any information or data stored or contained therein or transmitted thereby) since January 1, 2014.

(g)            For purposes of this Agreement:

(i)              “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property.

(ii)             “Exploit” means, with respect to the Films, to release, copy, reproduce and distribute, perform, display, exhibit, broadcast or telecast or otherwise commercially exploit. The meaning of the term “Exploitation” shall be correlative to the foregoing.

(iii)           “Films” means any and all feature motion pictures to which the Company or any Company Subsidiary owns or controls any right, title and interest (without consideration of distribution or supply rights or interests).

(iv)           “Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including all (A) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, substitutions and extensions thereof) and patent applications and equivalents thereof throughout the world, (B) trademarks, trade names, trade dress, business names, service marks, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and any applications therefor, including any and all goodwill associated therewith, and equivalents of the foregoing throughout the world, (C) copyrights, copyright applications and similar rights in protectable material (including rights of use, display, publication, reproduction, distribution, performance and rights to create derivative works), software (including databases and source and object code), websites, mask works and other semiconductor chip rights and registrations of the foregoing and any applications therefor, and equivalents of the foregoing throughout the world, (D) Internet domain names, including top level domain names and global top level domain names, (E) trade secrets, know-how, proprietary or confidential information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable, but only to the extent confidential (collectively, “Trade Secrets”), and (F) rights of privacy, publicity and all other intellectual property and intangible rights. For the avoidance of doubt, the term “Intellectual Property”, when used with respect to the Company or any Company Subsidiary, includes all rights in and to the Films and any other television or short form picture owned or controlled by the Company or any Company Subsidiary.

(v)            “IP Contracts” means, collectively, any and all agreements primarily related to Intellectual Property to which the Company or any Company Subsidiary is a party pursuant to which any rights in Intellectual Property are transferred, conveyed, granted, restricted or waived, including rights relating to the Exploitation of any of the Films, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements and other similar agreements or arrangements, in each case to the extent that the foregoing are primarily related to rights in Intellectual Property.

(vi)           “IT Assets” means any and all information technology and communications hardware, software and equipment, including all computers, monitors, cameras, printers, scanners, audio and video equipment, production and editing software, including all associated documentation related to any of the foregoing.

(vii)          “Library Films” means any and all Films that have been completed and/or acquired, delivered and for which the Exploitation has commenced on or prior to the date of this Agreement.

(viii)         “Non-Owned Intellectual Property” means all Intellectual Property which is used by the Company or any Company Subsidiary that is not Owned Intellectual Property.

(ix)            “Owned Intellectual Property” means Intellectual Property in which the Company or any Company Subsidiary has or purports in a binding written instrument to have an ownership interest.

SECTION 2.18.                       Insurance.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 2.19.                       Brokers and Other Advisors.  No broker, investment banker, financial advisor or other similar Person, other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates. Prior to the date hereof, a true copy of all portions of the Contracts related to the engagement of Centerview Partners LLC under which any such fees are payable have been made available to Parent.

SECTION 2.20.                       Opinion of Financial Advisor.  The independent members of the Company Board have received an opinion of Centerview Partners LLC, dated the date of this Agreement, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein,$41.00 per share of Class A Stock to be paid to the holders of Class A Stock (other than shares to be canceled or to be converted in accordance with Section 1.07(b) and, except as provided in Section 1.07(d), Appraisal Shares, together with any shares of Class A Stock held by affiliates of the Company) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent for informational purposes only promptly following the execution of this Agreement.

SECTION 2.21.                       Anti-Corruption Matters.  (a) The Company and each Company Subsidiary and each of their respective officers, directors, employees and, to the knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company and the Company Subsidiaries has materially complied with and is in material compliance with Anti-Corruption Laws.

(b)            Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or, to the knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company and the Company Subsidiaries has offered, promised, given or authorized the giving of anything of value, directly or indirectly, to: (i) any Government Official or (ii) to any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in the case of each of clauses (i) and (ii), for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act.

(c)            To the knowledge of the Company, no Governmental Entity is investigating or has since January 1, 2015 conducted, initiated or threatened any investigation of the Company or any Company Subsidiary or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 3.01.                       Organization, Standing and Power.  (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted, except where any such failure to have such power and authority would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            True and complete copies of the organizational documents of Merger Sub, as amended to the date of this Agreement, have been provided to the Company.

SECTION 3.02.                       Merger Sub.  (a)  Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations, entered into any Contracts, held any assets or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)            The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. Except as set forth above, no shares of capital stock of Merger Sub are issued, reserved for issuance or outstanding.

(c)            There are no options, warrants, convertible or exchangeable securities or other rights or Contracts to which Merger Sub is a party or by which Merger Sub is bound (i) obligating Merger Sub to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub, (ii) obligating Merger Sub to issue, grant or enter into any such option, warrant, security, right or Contract or (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of the capital stock of Merger Sub.

SECTION 3.03.                       Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement).  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub, and no other corporate proceedings (including any stockholder approval or other action) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other Transactions.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

SECTION 3.04.                       No Conflicts; Consents.  (a)  The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, require any payment or consent under or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of (x) Parent or Merger Sub or (y) any of Parent’s other subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (i)(y), (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, the EC Merger Regulation and any Foreign Merger Control Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions and (iv) such other items (A) required solely by reason of the participation of the Company (as opposed to any third Person) in the Transactions or (B) that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 3.05.                       Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable, will, at the time it is first published, sent or given to the Company’s stockholders (or, in the case of the Proxy Statement, at the time of the applicable stockholders’ meeting), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable.

SECTION 3.06.                       Brokers.  No broker, investment banker, financial advisor or other similar Person, other than PJT Partners, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates.

SECTION 3.07.                       Litigation.  There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 3.08.                       Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their controlled affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

SECTION 3.09.                       Available Funds.  Parent or Merger Sub have available and, as of the Closing, will have available funds sufficient to consummate the Merger and the other Transactions on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement, including payment of the aggregate Merger Consideration in respect of all shares of Company Common Stock, the amounts required under Section 5.04 and any other amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with or as result of the consummation of the Merger or any of the other Transactions and all related fees and expenses.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.                       Conduct of Business of the Company.  Except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise required, expressly contemplated or expressly permitted by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its present business organization and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.  In addition, except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise required, expressly contemplated or expressly permitted by this Agreement or required by applicable Law or required to consummate the Transactions, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, other awards granted pursuant to the Company Stock Plans and the vesting of Company Restricted Shares and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights, Company Restricted Shares or other awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, in each case in accordance with the terms of the applicable award or instrument as in effect on the date of this Agreement (or, in the case of an award granted following the date of this Agreement in accordance with the terms of this Agreement, as in effect on the date of grant);

(b)            issue, deliver or sell any shares of its capital stock or other voting securities or equity interests or options, warrants, convertible or exchangeable securities, stock-based units (performance based or otherwise) or other rights to acquire such shares, any Voting Company Debt or any other rights that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Class A Stock upon conversion of outstanding shares of Class B Stock or the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Stock Appreciation Rights or the settlement of Company Restricted Stock Units or Company Performance Restricted Stock Units, in each case in accordance with the terms of the applicable plan, award or instrument as in effect on the date of this Agreement (or, in the case of an award granted following the date of this Agreement in accordance with the terms of this Agreement, as in effect on the date of grant);

(c)            amend its certificate of incorporation, by-laws or other comparable organizational documents (whether by merger, consolidation or otherwise);

(d)            acquire or agree to acquire, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would, individually or in the aggregate, exceed $25,000,000;

(e)            except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written Contract, in each case, in effect on the date of this Agreement or established or amended after the date of this Agreement in compliance with this Agreement, (A) adopt, enter into, establish, terminate, materially amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, other than in the ordinary course of business, (B) grant to any director or executive officer of the Company any increase in compensation, (C) grant to any director or executive officer of the Company any increase in severance or termination pay, (D) enter into any employment, consulting, severance or termination agreement with any director or executive officer of the Company or (E) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement; provided that neither Section 4.01(b) nor the foregoing clauses of this Section 4.01(e) shall restrict the Company or any of the Company Subsidiaries from entering into with or making available to, as applicable, newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements;

(f)            make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law, including Regulation S‑X under the Securities Act;

(g)            sell, lease (as lessor), license or otherwise dispose of (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales, leases, licenses or other dispositions of inventory and obsolete properties or assets, in each case, in the ordinary course of business;

(h)            (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (except for short-term borrowings incurred in the ordinary course of business), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company or any Company Subsidiary or (B) any acquisition not in violation of clause (d) above, and other than extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business;

(i)             other than in accordance with the Company’s capital expenditure budget set forth in Section 4.01(i) of the Company Disclosure Letter, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $10,000,000;

(j)             except (i) as required by Law or as is otherwise in the ordinary course of business, (A) make, change or revoke any material Tax election, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material amount of income Taxes, (D) make any change in any material Tax accounting method or (E) enter into any closing agreement relating to a material amount of Taxes or (ii) as required by Law, exercise any termination right under the Tax Receivable Agreement;

(k)            enter into, terminate or modify or amend in a manner that is materially adverse to the Company, or waive or release any material rights under, any Specified Contract or any Contract that, if existing on the date hereof, would have been a Specified Contract; provided that, for purposes of this Section 4.01(k), (1) the reference to “the Company and the Company Subsidiaries, taken as a whole,” in clause (ii) and (vii) of Section 2.13(a) shall be disregarded and (2) references to “$25,000,000” in Section 2.13(a) shall be deemed references to “$10,000,000”;

(l)             settle, or offer or propose to settle (i) any Proceeding involving or against the Company or any of the Company Subsidiaries other than any Proceeding that (A) (x) requires payment by the Company or any of the Company Subsidiaries of cash in amounts that are reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company and the Company Subsidiaries included in the Company SEC Documents or (y) to the extent in excess of and/or not covered by clause (i), does not, individually or in the aggregate, exceed $10,000,000, and (B) does not involve any injunctive or equitable relief or impose restrictions on the business activities of the Company or any Company Subsidiary or (ii) any Proceeding against the Company or its directors relating to this Agreement or the Transactions other than as provided in Section 5.10;

(m)           (i) sell, assign, license, sublicense, abandon, fail to maintain or grant Liens (other than Permitted Liens) on any Company Intellectual Property, other than any sale, assignment, license, sublicense, abandonment, failure to maintain or grant that is not material to the Company and the Company Subsidiaries, taken as a whole, and except abandoning patent applications in the ordinary course of prosecution, where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) is filed, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, other than any grant, extension, amendment, waiver or modification that is not material to the Company and the Company Subsidiaries, taken as a whole, (iii) enter into any IP Contract that is material to the Company and the Company Subsidiaries, taken as a whole, or (iv) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any right or claim under any IP Contract, other than any amendment, termination, request, agreement, failure, waiver, release or assignment that is not material to the Company and the Company Subsidiaries, taken as a whole or (v) except as is in the ordinary course on a non-exclusive basis, enter into, amend, supplement, renew or extend any IP Contract between the Company or any of the Company Subsidiaries, on the one hand, and Oriental DreamWorks Holding Limited or any of its subsidiaries, on the other hand, or otherwise grant Oriental DreamWorks Holding Limited or any of its subsidiaries any additional or expanded rights, licenses or sublicenses with respect to any Intellectual Property;

(n)            enter into, amend, modify, supplement, renew or extend any Contract relating in any manner to the development, creation, or operation of, or any other activity with respect to, any theme park, attraction, ride, exhibit, live stage show or other entertainment venue or facility, in each case, in China, including any such Contract relating to the licensing or exploitation of any Intellectual Property in connection therewith; or

(o)            authorize, commit or agree to take any of the foregoing actions.

SECTION 4.02.                       No Frustration of Conditions.  The Company shall not, and shall not permit the Company Subsidiaries to, and Parent shall not, and shall not permit any of its subsidiaries to, take any action (except as otherwise expressly permitted by Section 4.03 or 7.01) that would, or would reasonably be expected to, result in any condition to the Merger set forth in Article VI not being satisfied.

SECTION 4.03.                       No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary or any of its or their respective officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, the “Representatives”) to, (A) directly or indirectly solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Company Takeover Proposal or (B) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended to facilitate or encourage the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal.  It is agreed that any violation of the restrictions on the Company set forth in this Section 4.03(a) by any Representative of the Company or any of the Company Subsidiaries acting with the authority of the Company or any Company Subsidiary shall be a breach of this Section 4.03(a) by the Company. The standstill provisions of the Confidentiality Agreement are hereby waived by the Company.

(b)            The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately (i) cease all discussions and negotiations regarding any proposal pending on the date of this Agreement that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) exercise its rights, if any, under any confidentiality agreement in effect on the date hereof to request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purpose of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.

(c)            Notwithstanding anything to the contrary contained in Section 4.03(a) or 4.03(b) or any other provision of this Agreement, at any time prior to the obtaining of the Stockholder Approval, (x) the Company may contact the Person making any Company Takeover Proposal that did not result from a breach of this Section 4.03 solely to clarify the terms and conditions thereof and (y) in response to a Company Takeover Proposal that did not result from a breach of this Section 4.03 and that the Company Board, by the affirmative vote of the majority of the independent members thereof, determines, in good faith, after consultation with outside counsel and a financial advisor, constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company or the Company Subsidiaries furnished to such other Person which was not previously furnished to Parent, except to the extent providing Parent with such information would violate applicable Law, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal, including soliciting the making of a revised Qualifying Company Takeover Proposal.

(d)            The Company shall as promptly as reasonably practicable advise Parent of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal or inquiry and the material terms thereof.  The Company shall keep Parent reasonably informed of the status of any such Company Takeover Proposal or inquiry (including promptly informing Parent of any change to the material terms thereof).

(e)            Neither the Company Board nor any committee thereof shall (i) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) permit or cause the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.03), or publicly propose to take any such action.  Notwithstanding anything to the contrary in the foregoing or any other provision of this Agreement, but subject to Section 4.03(f), if the Company Board determines, by the affirmative vote of the majority of the independent members thereof, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then (A) the Company Board, by the affirmative vote of the majority of the independent members thereof, may make an Adverse Recommendation Change in response to a Superior Company Proposal or an Intervening Event, and (B) if the Company Board receives a Superior Company Proposal, the Company may terminate this Agreement pursuant to Section 7.01(f) in accordance with Section 7.04(b).

(f)            The Company Board shall not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) unless (A) the Company shall have provided Parent with written notice at least three business days before taking that action setting forth the Company’s intention to take such action and containing (x) if such action is intended to be taken in response to a Superior Company Proposal, a copy of the most current version of the proposed agreement under which the transaction contemplated by such Superior Company Proposal is proposed to be consummated, a written description of the financing arrangements with respect to the Superior Company Proposal, a written description of the terms of any arrangements between the Person or group of Persons making the Superior Company Proposal, on the one hand, and any members of management of the Company, on the other hand, and the identity of the Person or group of Persons making the Superior Company Proposal or (y) if such action is intended to be taken in circumstances involving an Intervening Event, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, and (B) Parent does not make, within such three-business day period, a binding proposal to amend or modify this Agreement that (1) in the case of any action intended to be taken in response to a Superior Company Proposal, is in the good faith judgment of the Company Board, as determined by the affirmative vote of the majority of the independent members thereof, at least as favorable to the stockholders of the Company as such Superior Company Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Company Proposal shall require the Company to deliver to Parent an additional notice consistent with that described in clause (A) above, except that the applicable notice period shall be at least two business days (rather than the three business days otherwise contemplated by clause (A) above)), or (2) in the case of any action intended to be taken in circumstances involving an Intervening Event, obviates the basis for taking such action. During any such three- or two-business day period referred to in the preceding sentence, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent

(to the extent Parent desires to negotiate) with respect to any revisions proposed by Parent to the terms of this Agreement and the Transactions.

(g)            Nothing contained in this Section 4.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e‑2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board, by the affirmative vote of the majority of the independent members thereof, determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any Adverse Recommendation Change will be subject to the terms and conditions of this Agreement (it being understood that (x) any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act and (y) any disclosure of information to the Company’s stockholders that solely describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(h)            For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit a standstill or contain standstill provisions that are less favorable to the Company than those contained in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as reasonably determined by the Company Board by the affirmative vote of the majority of the independent members thereof) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock, or of any class of capital stock, of the Company or (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the shareholders of any Person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock, or of any class of capital stock, of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions.

“Intervening Event” means an event, fact, circumstance, development or occurrence that (a) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and does not relate to a Company Takeover Proposal, which event or circumstance becomes known to the Company Board prior to the receipt of the Stockholder Approval or (b) was known to or reasonably foreseeable by the Company Board as of the date of this Agreement, but the consequences of which were not.

“Superior Company Proposal” means any bona fide written Company Takeover Proposal that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power, and 50% or more of the aggregate number of outstanding common shares, of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as reasonably determined by the Company Board by the affirmative vote of the majority of the independent members thereof) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (A) on terms which the Company Board, by the affirmative vote of the majority of the independent members thereof, determines, in good faith, after consultation with outside counsel and a financial advisor, are more favorable to the holders of Company Common Stock from a financial point of view than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement and (B) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Wherever the term “group” is used in this Section 4.03(h), it is used as defined in Rule 13d-5 under the Exchange Act.

ARTICLE V

Additional Agreements

SECTION 5.01.                       Stockholder Consent; Information Statement.  (a)  Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit A to record holders of at least 51% of the aggregate voting power of the Company Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent by the corporate secretary of the Company, the Company will provide Parent with a facsimile of such Stockholder Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company By-laws.

(b)            As promptly as practicable following the date of this Agreement (and in any event within 10 days of the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, the Merger and the other

Transactions (such information statement, including any amendment or supplement thereto, the “Information Statement”), (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the date that is 20 days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c)            Each of the Company and Parent shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Takeover Proposal.  In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 7.01(g), then the Company shall, as soon as practicable, prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use its reasonable best efforts to obtain the approval of this Agreement by the stockholders of the Company.

SECTION 5.02.                       Access to Information; Confidentiality.  Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period prior to the Effective Time to all their respective properties, books and records and Contracts and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that any reasonable out-of-pocket expenses incurred by the Company or any Company Subsidiary in connection with affording such access or furnishing any such information shall be reimbursed by Parent.  Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company Subsidiaries shall be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party, (b) relating to the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or any committee thereof) where the Company Board or any such committee thereof discussed the Transactions or any similar transaction between the Company and any other Person or (c) the Company determines in good faith that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries, violate applicable Law or result in significant antitrust risk for the Company or any of the Company Subsidiaries; provided, in the case of clauses (a) and (c), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality agreement, jeopardizing such attorney-client privilege, violating applicable Law or resulting in such antitrust risk, as applicable.  All information exchanged pursuant to this Section 5.02 shall be subject to the confidentiality letter agreement dated April 15, 2016, between the Company and Parent (the “Confidentiality Agreement”).

SECTION 5.03.                       Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) substantially complying with a request for additional documents or information under the HSR Act or any comparable request from any other Governmental Entity, (ii)  the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions, including avoiding the entry of and seeking to have any stay, injunction, temporary restraining order or other restraint entered by any court or other Governmental Entity lifted, vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b)            Without limiting the generality of the parties’ obligations under Section 5.03(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other (i) within ten business days of the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the Merger or any of the other Transactions, (ii) as promptly as practicable after the date of this Agreement, take all actions necessary to submit a draft notification with the European Commission, if any, required under the EC Merger Regulation for the Merger or any of the other Transactions and (iii) as promptly as practicable after the date of this Agreement make all appropriate filings with respect to all other applicable Foreign Merger Control Laws.  Any such filings shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation or the other applicable Foreign Merger Control Law, as the case may be.  Each of Parent and the Company shall (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the EC Merger Regulation or any other applicable Foreign Merger Control Laws, (B) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ, the European Commission and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation, (3) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (4) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (5) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions and (D) comply with any inquiry or request from the FTC, the DOJ, the European Commission or any other Governmental Entity as promptly as reasonably practicable.  Any information provided by a party in response to a request for additional information from the FTC, the DOJ, the European Commission or any other Governmental Entity shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation or the other applicable Foreign Merger Control Law, as the case may be.  Notwithstanding anything to the contrary contained in this Agreement, but subject to Parent’s obligations set forth in this Section 5.03, Parent shall have the right, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters with any Governmental Entity consistent with its obligations hereunder and Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances.

(c)            Notwithstanding anything to the contrary in this Agreement (including under Sections 5.03(a) and 5.03(b)) but subject to the immediately following sentence, the reasonable best efforts of Parent and Merger Sub shall not be deemed to include proposing, negotiating, committing, agreeing to, permitting to be done or effecting the sale, divestiture, disposal, lease, license, holding separate (including by establishing a trust or otherwise) or other disposition of or limitation, condition or restriction on (including any amendment or modification to any existing limitation, condition or restriction on), the products, assets, operations or businesses of the Company and the Company Subsidiaries or of Parent and its affiliates, or conduct remedies or other mitigation in respect of the products, assets, operations or businesses of the Company and the Company Subsidiaries or of Parent and its affiliates (any such sale, divestiture, disposal, lease, license, holding separate, disposition, limitation, condition, restriction, conduct remedy or other mitigation, a “Remedial Action”).  Notwithstanding the immediately preceding sentence, Parent shall be required to accept and agree to any Remedial Actions sought to be imposed by Governmental Entities to the extent such Remedial Actions are consistent in scope and magnitude with those contained in the DOJ Consent Decree or Federal Communications Commission Order in connection with Parent’s acquisition of a controlling interest in NBCUniversal, but only (i) with respect to the Company and the Company Subsidiaries and (ii) for a period of time not to exceed three years from the Effective Time.  In addition, the Company shall not accept any Remedial Action without Parent’s prior written consent or direction, in which case the Company shall accept any such conditions and take any such actions as directed by Parent; provided that the Company shall not be required to accept any such conditions or take any such actions that are not conditioned upon consummation of the Transactions.

SECTION 5.04.                       Equity Awards.  (a)  Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock

Plans) shall adopt such resolutions and take such other actions as may be required to effect the following:

(i)             each Company Stock Option and each Company Stock Appreciation Right, whether vested or unvested, outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, with the holder of such Company Stock Option or such Company Stock Appreciation Right becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration minus (2) the exercise price per share of Company Common Stock subject to such Company Stock Option or such Company Stock Appreciation Right , multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option or such Company Stock Appreciation Right immediately prior to the Effective Time;

(ii)            each Company Restricted Stock Unit and each Company Performance Restricted Stock Unit outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, with the holder of such Company Restricted Stock Unit or such Company Performance Restricted Stock Unit becoming entitled to receive an amount in cash equal to (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit or such Company Performance Restricted Stock Unit (as applicable) immediately prior to the Effective Time (assuming, in the case of any Company Performance Restricted Stock Unit, that any applicable performance conditions are deemed to be achieved at the greater of target and actual performance as reasonably determined by the Company Board (or a committee thereof) as of the last practicable day prior to the Effective Time (and, in the case of any performance conditions that are based on a single level of performance (as opposed to a range), those goals are deemed achieved at the Effective Time));

(iii)           each Company Restricted Share outstanding immediately prior to the Effective Time shall become fully vested at the Effective Time, with the holder thereof becoming entitled to receive an amount in cash equal to the Merger Consideration pursuant to Section 1.07(c); and

(iv)           the Company ESPP will terminate effective upon the Effective Time and, after the date of this Agreement and prior to the Effective Time, no offering periods or purchase periods will be commenced thereunder.

(b)            All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(c)            Subject to Section 5.04(b), promptly following the Closing, and in no event later than 10 business days following the Closing, (i) Parent shall, or shall cause the Surviving Corporation to, pay through its payroll systems all amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock

Appreciation Rights and Company Restricted Shares, as applicable, who remain employees of Parent or one of its subsidiaries (including the Surviving Corporation) at the time of such payment and (ii) Parent shall cause the Paying Agent to pay, in accordance with the applicable provisions of Section 1.08, all amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights and Company Restricted Shares, as applicable, who are not eligible to be paid through the Surviving Corporation’s or Parent’s payroll systems; provided, however, that, to the extent any such amounts relate to a Company Stock Option, Company Restricted Stock Unit, Company Performance Restricted Stock Unit or Company Stock Appreciation Rights that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time following the Effective Time that is permitted under the terms of the applicable agreement or Company Stock Plan relating to such Company Stock Option, Company Restricted Stock Unit, Company Performance Restricted Stock Unit or Company Stock Appreciation Rights that will not trigger a tax or penalty under Section 409A of the Code.  For the avoidance of doubt, Parent shall provide to the Paying Agent, immediately after the Effective Time, cash necessary to pay the amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units, Company Performance Restricted Stock Units, Company Stock Appreciation Rights and Company Restricted Shares, as applicable, who are not eligible to be paid through the Surviving Corporation’s or Parent’s payroll systems (and such cash shall constitute part of the Exchange Fund).

(d)            For purposes of this Agreement:

(i)              “Company ESPP” means the Company 2010 Employee Stock Purchase Plan.

(ii)            “Company Restricted Share” means any share of Class A Stock subject to vesting or forfeiture granted by the Company under a Company Stock Plan or otherwise.

(iii)           “Company Performance Restricted Stock Unit” means any restricted stock unit award subject to performance-based vesting, payable in shares of Class A Stock or the value of which is determined with reference to the value of shares of Class A Stock, whether granted by the Company under a Company Stock Plan or otherwise.

(iv)            “Company Restricted Stock Unit” means any restricted stock unit award subject to time-based vesting (including any award that was previously a Company Performance Restricted Stock Unit but immediately prior to the Effective Time is subject only to time-based vesting conditions) payable in shares of Class A Stock or the value of which is determined with reference to the value of shares of Class A Stock, whether granted by the Company under a Company Stock Plan or otherwise.

(v)            “Company Stock Appreciation Right” means a stock appreciation right related to shares of Class A Stock whether granted by the Company under a Company Stock Plan or otherwise.

(vi)           “Company Stock Option” means any option to purchase shares of Class A Stock granted by the Company under a Company Stock Plan or otherwise.

(vii)         “Company Stock Plans” means the Company’s Amended and Restated 2008 Omnibus Incentive Compensation Plan and 2004 Omnibus Incentive Compensation Plan, in each case, as amended.

SECTION 5.05.                       Employee Matters.  (a)  For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”), other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, works council or other labor union agreement, the terms and conditions of which shall be honored by Parent and the Surviving Corporation, (i) salary and incentive opportunities that are each no less favorable (including any value attributable to equity-based compensation) than those provided to such Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such Company Employee by the Company or the Company Subsidiaries (A) as in effect at the date hereof and disclosed to Parent prior to the date hereof or (B) established or amended after the date hereof in compliance with this Agreement and (iii) other employee benefits that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time.  In addition, and without limiting the generality of the foregoing, each Company Employee, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, works council or other labor union agreement, shall be immediately eligible to participate, without any waiting time (subject to meeting any service-based waiting time after giving effect to the provisions of Section 5.05(c)), in any and all plans of Parent, the Surviving Corporation or their respective affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Company Employee participates immediately prior to the Effective Time.

(b)            With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective subsidiaries (including any vacation, paid time-off and severance plans), for all purposes (but not for benefit accrual under any defined benefit plan or vesting under any equity compensation plan), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company

Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)            With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

(d)            Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Schedule 5.05(d) of the Company Disclosure Letter.

(e)            If directed in writing by Parent at least ten business days prior to the Closing Date, prior to the Closing Date, the Company shall use commercially reasonable efforts to amend or cause to be amended any tax-qualified defined contribution plan that it maintains (excluding any multi-employer plan) (collectively, the “Company 401(k) Plan”) to provide that account balances of Company Employees who participate in the Company 401(k) Plan be fully and immediately vested and nonforfeitable as of the Closing Date, and immediately prior to the Closing, the Company shall use commercially reasonable efforts to terminate or cause the termination of the Company 401(k) Plan in compliance with applicable Law.

(f)            With respect to any Company Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 5.05 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees primarily perform their duties.

(g)            The provisions of this Section 5.05 are solely for the benefit of the parties to this Agreement, and no Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 8.07 with respect to Sections 5.04 and 5.06), and no provision of this Section 5.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its subsidiaries.  Nothing herein shall be construed as an amendment to any Company Benefit Plan, Company Benefit Agreement or plan, program, policy, agreement, arrangement or understanding of Parent.

SECTION 5.06.                       Indemnification.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries in effect as of the date hereof (i) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.  Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)            Without limiting Section 5.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement, any of the Transactions or the approval of, or recommendation that the holders of Company Common Stock approve, any of the foregoing, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law or the organizational documents of the applicable indemnifying Person), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding.  Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such

Indemnified Party could seek indemnification hereunder; provided that, absent an actual or potential conflict of interest, in which case such Indemnified Party shall control and appoint its own lead counsel at Parent’s or the Surviving Corporation’s expense, as applicable, Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense.  Parent’s and the Surviving Corporation’s obligations under this Section 5.06(b) shall continue in full force and effect for the six-year period beginning upon the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c)            The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of, or recommendation that the holders of Company Common Stock approve, this Agreement or the Transactions, and for acts or omissions occurring in connection with the consummation of the Transactions) for the six-year period beginning upon the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence.  If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.  In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies (which amount the Company represents and warrants is set forth in Section 5.06(c) of the Company Disclosure Letter); provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policy available for an annual premium equal to such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party.

(d)            In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other

Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.06.

(e)            The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.06 applies without the consent of such affected Indemnified Party.  The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f)             Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 5.06.

SECTION 5.07.                       Fees and Expenses.  (a)  Except as set forth in Section 5.02, Section 5.06, this Section 5.07 and Section 5.09, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)            In the event that:

(i)              the Company terminates this Agreement pursuant to Section 7.01(f);

(ii)            Parent terminates this Agreement pursuant to Section 7.01(d); or

(iii)           (A) after the date of this Agreement, a bona fide Company Takeover Proposal is publicly proposed or announced, or the existence of a bona fide Company Takeover Proposal made after the date of this Agreement otherwise becomes publicly known prior to the termination of this Agreement, (B) thereafter this Agreement is terminated (1) by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the conditions set forth in Section 6.01(b) and (c) have been satisfied or, if permitted by Law, waived) or (2) by Parent pursuant to Section 7.01(c) and (C) within 12 months of such termination either (x) the transactions contemplated by a Company Takeover Proposal are consummated (but no definitive agreement is entered into by the Company in connection therewith) or (y) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal, then the Company shall pay to Parent a fee of $152,000,000 (the “Company Termination Fee”); provided that, in the case of Section 5.07(b)(iii)(C)(y), only 50% of the Company Termination Fee shall be payable upon the Company’s entry into such definitive agreement, and the remaining 50% of the Company Termination Fee shall become payable if and only if the transactions contemplated by such definitive agreement are subsequently consummated.  For purposes of this Section 5.07(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.03(h), except that all references to (x) “20%” in clause (i)(A) of such definition shall be deemed references to “50%” and (y) “20% or more of the aggregate voting power of the capital stock, or of any class of capital stock, of the Company” in clause (i)(B) and clause (ii) of such definition shall be deemed references to “50% or more of the aggregate voting power, and 50% or more of the aggregate number of outstanding common shares, of the capital stock of the Company.”  Any fee due under this Section 5.07(b) shall be paid by wire transfer of same-day funds to an account designated by Parent as follows:  (1) in the case of Section 5.07(b)(i), the Company Termination Fee shall be paid prior to or simultaneously with such termination of this Agreement, (2) in the case of Section 5.07(b)(ii), the Company Termination Fee shall be paid within two business days after the date of such termination of this Agreement, (3) in the case of Section 5.07(b)(iii)(C)(x), the Company Termination Fee shall be paid within two business days after the date of the consummation of the transactions contemplated by such Company Takeover Proposal and (4) in the case of Section 5.07(b)(iii)(C)(y), 50% of the Company Termination Fee shall be paid within two business days after the execution of such definitive agreement and the remaining 50% of the Company Termination Fee, if payable pursuant to the proviso to the first sentence of Section 5.07(b), shall be paid within two business days after the consummation of the transactions contemplated by such definitive agreement.  The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)            Acceptance by Parent of the fee due under Section 5.07(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 7.01(f).  Except in the case of common law fraud, payment of the Company Termination Fee described in this Section 5.07 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Company Termination Fee, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d)            In the event this Agreement is terminated by either the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) (solely in respect of any Legal Restraint in respect of any Required Regulatory Approval) and, at the time of such termination, all of the conditions set forth in (i) Section 6.01 (other than (A) Section 6.01(b) or (B) Section 6.01(c) solely in respect of any Required Regulatory Approvals) and (ii) Section 6.02 have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company a fee of $200,000,000 (the “Parent Termination Fee”).  Any fee due under this Section 5.07(d) shall be paid by wire transfer of same-day funds to an account designated by the Company no later than two business days after the date of the termination of this Agreement.  The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e)            Except in the case of common law fraud, in the event the Parent Termination Fee is paid under the circumstances set forth in Section 5.07(d), payment of the Parent Termination Fee described in this Section 5.07 shall constitute the sole and exclusive remedy of the Company against Parent and Merger Sub and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Parent Termination Fee, none of Parent, Merger Sub or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(f)            In the event that this Agreement is terminated by Parent pursuant to Section 7.01(g), then the Company shall pay Parent by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub prior to such termination in connection with the Transactions.

(g)            Parent and the Company each acknowledges that the agreements contained in this Section 5.07 are an integral part of the Transactions and that, without these agreements, neither Parent nor the Company would enter into this Agreement.  Accordingly, if the Company or Parent fails to promptly pay the Company Termination Fee or Parent Termination Fee pursuant to this Section 5.07 when due, as applicable, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the publicly announced prime rate of Citibank, N.A. In addition, (i) if the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such Company Termination Fee and (ii) if Parent shall fail to pay the Parent Termination Fee when due, Parent shall also pay to the Company all of the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such Parent Termination Fee.

SECTION 5.08.                       Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, other public statements or broad-based employee communications with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement or broad-based employee communication prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except as specifically permitted or required by Section 4.03. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

SECTION 5.09.                       Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 5.10.                       Stockholder Litigation.  Prior to the termination of this Agreement in accordance with Article VII, the Company shall promptly advise Parent of any commenced or threatened stockholder Proceeding of which the Company is aware against the Company or its directors relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such stockholder Proceeding. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder Proceeding and shall give due consideration to Parent’s views with respect thereto; provided, however, that the Company shall control the defense of such Proceeding and this Section 5.10 shall not give Parent the right to direct such defense; and provided further, that no settlement of any such Proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.11.                       Rule 16b-3 Matters.  The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.12.                       Merger Sub and Surviving Corporation Compliance.  (a)  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b)            Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

ARTICLE VI

Conditions Precedent to the Merger

SECTION 6.01.                       Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of the following conditions:

(a)            Stockholder Approval.  The holders of a majority of the voting power of all outstanding shares of Company Common Stock, voting as a single class, shall have adopted this Agreement (the “Stockholder Approval”).

(b)            Regulatory Approvals.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted, (ii) to the extent that the Merger constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission shall have taken a decision (or been deemed to have taken a decision) under Article 6(1)(b) or, if the European Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8, of the EC Merger Regulation, declaring the Merger compatible with the common market, (iii) to the extent that the Merger does not constitute a concentration within the scope of the EC Merger Regulation or is not otherwise a concentration that is subject to the EC Merger Regulation, all approvals required to be obtained from or any waiting or review period required by any EU member states having jurisdiction over the Merger shall have been obtained or observed and (iv) all approvals or observance of any waiting or review period required for the consummation of the Merger in the jurisdictions set forth on Section 6.01(b) of the Company Disclosure Letter (it being agreed that Parent can eliminate jurisdictions from Section 6.01(b) of the Company Disclosure Letter in its sole discretion), to the extent required to be obtained or observed at or prior to the Effective Time in respect of the Merger, shall have been obtained or observed at or prior to the Effective Time (clauses (i), (ii), (iii) and (iv), collectively, the “Required Regulatory Approvals”).

(c)            No Legal Restraints.  No Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal restraint or prohibition (in each case, with respect to any competition, merger control, antitrust or similar Law, solely with respect to the Required Regulatory Approvals) (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

SECTION 6.02.                       Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company (i) set forth in Sections 2.02(a) through (f) and Section 2.08(a) shall be true and correct in all respects other than, in the case of Sections 2.02(a) through (f), in de minimis respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), (ii) set forth in the first sentence of Section 2.01, the second and third sentences of Section 2.03(a) and in Sections 2.04, 2.05(a)(i)(x) and 2.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date) and (iii) set forth in Article II, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

(b)            Performance of Obligations by the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer thereof to such effect.

SECTION 6.03.                       Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.01(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), (ii) set forth in Sections 3.03 and 3.04(a)(i)(x) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date) and (iii) set forth in Article III, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

SECTION 6.04.                       Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or

Section 6.02 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.03.  The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.                       Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted):

(a)            by mutual written consent of Parent, Merger Sub and the Company;

(b)            by either Parent or the Company:

(i)            if the Merger shall not have been consummated on or before April 28, 2017 (the “Outside Date”); provided, however, that (x) if, on the Outside Date, the conditions to the Merger set forth in Section 6.01(b) or Section 6.01(c) (solely, in the case of Section 6.01(c), relating to a Legal Restraint in respect of any Required Regulatory Approval) shall not have been satisfied or waived, then the Outside Date shall automatically be extended by a period of 180 calendar days and (y) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the failure to consummate the Merger is the result of a material breach of this Agreement by such party; or

(ii)            if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have complied with its obligations under Section 5.03 in respect of any such Legal Restraint;

(c)            by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)            by Parent if (i) an Adverse Recommendation Change has occurred or (ii) there shall have been an intentional and material breach of the Company’s obligations pursuant to Section 4.03(a) or any of its other material obligations under Section 4.03; provided, in the case of each of clauses (i) and (ii), that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Stockholder Approval shall have been obtained;

(e)            by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f)            by the Company in accordance with Section 7.04(b); or

(g)            by Parent, if the Stockholder Consent evidencing the Stockholder Approval shall not have been delivered to the corporate secretary of the Company, and a facsimile of such Stockholder Consent shall not have been provided to Parent, in each case, prior to 6:00 a.m., New York City time, on the date immediately following the date of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to the other party in accordance with Section 8.02.

SECTION 7.02.                       Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable to the other party for damages which shall include, in the case of a breach by Parent or Merger Sub, liability to the Company for lost stockholder premium), other than the last sentence of Section 5.02, Section 5.07, this Section 7.02 and Article VIII, which provisions shall survive such termination.

SECTION 7.03.                       Amendment; Extension; Waiver.  (a)  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement (treating Parent and Merger Sub as one party for this purpose).  Notwithstanding the foregoing, (A) after the receipt of the Stockholder Approval, there shall be made no amendment to this Agreement that by Law requires further approval by the stockholders of the Company without such approval having been obtained and (B) no amendment shall be made to this Agreement after the Effective Time.

(b)            This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.04.                       Procedure for Termination, Amendment, Extension or Waiver.  (a)  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors (in the case of the Company, by the affirmative vote of the majority of the independent members thereof) or the duly authorized designee of its Board of Directors (in the case of the Company, such designee having been nominated by the affirmative vote of the majority of the independent members of the Company Board).  Termination of this Agreement pursuant to Section 7.01 shall not require the approval of the stockholders of the Company.

(b)            The Company may terminate this Agreement pursuant to Section 7.01(f) only if (i) the Stockholder Approval has not been obtained, (ii) the Company Board has received a Superior Company Proposal, (iii) the Company has complied in all material respects with its obligations under Section 4.03(f) and (iv) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 5.07 that is payable if this Agreement is terminated pursuant to Section 7.01(f).

ARTICLE VIII

General Provisions

SECTION 8.01.                       Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.                       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to

Comcast Corporation One Comcast Center 1701 John F. Kennedy Boulevard Philadelphia, PA 19103 Fax: (215) 981-7794 Attention: Arthur R. Block

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Fax: (212) 701-5800
	Attention:	Thomas J. Reid
William H. Aaronson
Brian Wolfe

(b)	if to the Company, to

DreamWorks Animation SKG, Inc. Campanile Building 1000 Flower Street Glendale CA 91201 Attention: Andrew Chang

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Fax: (212) 474-3700
	Attention:	Faiza J. Saeed, Esq.
Eric L. Schiele, Esq.

and

Munger, Tolles & Olson LLP 355 South Grand Avenue Los Angeles, CA 90071 Fax: (213) 683-9100
Attention:	Ronald L. Olson
Robert E. Denham

SECTION 8.03.                       Definitions.  For purposes of this Agreement:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and all other applicable anti-corruption laws.

“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any change, event, effect or occurrence that (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: any change, event, effect or occurrence to the extent resulting from or arising in connection with (A) general conditions in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) any hurricane, tornado, flood, volcano, earthquake, pandemic or other natural or man-made disaster, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or consummation of any of the Transactions, including any Proceeding in respect of this Agreement or any of the Transactions, actions specifically required by covenants contained in this Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship with any current customer, supplier, distributor, vendor, joint venture partner or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries to the extent resulting from or arising in connection with such announcement, pendency or consummation (it being understood that this clause (G) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), (H) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request and (I) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, except, in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ii) prevents or materially delays the consummation by the Company of the Merger and the other Transactions or the ability of the Company to perform its obligations under this Agreement in any material respect.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“EC Merger Regulation” means the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“European Commission” means the Commission of the European Union.

“Government Official” means any public or elected official or officer or employee (regardless of rank), in each case, acting on behalf of a national, provincial or local government, including a department, agency, instrumentality, state-owned or state–controlled company, public international organization (such as the United Nations or World Bank) or non-U.S. political party, non-U.S. party official or any non-U.S. candidate for political office.

“knowledge” of any Person means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of such Person’s executive officers.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially delays (a) the consummation by Parent or Merger Sub of the Merger and the other Transactions or (b) the ability of Parent or Merger Sub to perform its obligations under this Agreement in any material respect.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of October 27, 2004, by and among the Company and DW Investment II, Inc., a Washington subchapter S corporation.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns (including any amendments thereto) relating to Taxes.

“Taxes” means all taxes, imposts, levies or other like assessments or charges in the nature of taxes imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 8.04.                       Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to April 28, 2016.  Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, but only to the extent, in the case of any material amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification is also listed in the appropriate schedule, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 8.05.                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.06.                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.                       Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.  (a)  This Agreement, the Confidentiality Agreement, the Support Agreement and the Consulting Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement, the Confidentiality Agreement, the Support Agreement and the Consulting Agreement and (ii) except for Section 5.06, are not intended to confer upon any Person other than the parties any rights or remedies.  Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article I shall be enforceable by holders of Certificates and holders of Book-Entry Shares to the extent necessary to receive the Merger Consideration to which such holders are entitled and the provisions of Section 5.04 shall be enforceable by holders of awards under the

Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder.

(b)            Except for the representations and warranties contained in Article II, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent set forth in a representation or warranty contained in Article II.

(c)            Except for the representations and warranties contained in Article III, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

SECTION 8.08.                       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.09.                       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion and at any time, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.                       Specific Enforcement; Jurisdiction.  (a)  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 8.10(b), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.  If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 8.10(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)            Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware) in the event any Proceeding arises out of or relates to this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 8.02 (provided that nothing in this Section 8.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law or shall limit the notice obligations under Section 8.02) and (iv) agrees that it will not bring any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or Federal court sitting in the State of Delaware).  The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 8.11.                       Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of or relating to this Agreement, the Merger or any other Transaction.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.11.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

COMCAST CORPORATION, as Parent,
by
/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Executive Vice President, General Counsel and Secretary

COMCAST PARIS NEWCO, INC., as Merger Sub,
by
/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Executive Vice President, General Counsel and Secretary

DREAMWORKS ANIMATION SKG, INC., as the Company,
by
/s/ Jeffrey Katzenberg
Name:	Jeffrey Katzenberg
Title:	Chief Executive Officer

Exhibit A

[Form of Stockholder Written Consent]

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

DREAMWORKS ANIMATION SKG, INC.

Pursuant to Section 228 of the General Corporation Law of the State of Delaware

Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Restated Certificate of Incorporation and the Amended and Restated By-laws of DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), the undersigned, the holders of [●] shares of Class A common stock of the Company, par value $0.01 per share (“Class A Stock”), and [●] shares of Class B common stock of the Company, par value $0.01 per share (“Class B Stock” and, together with the Class A Stock, the “Company Common Stock”), constituting approximately [●]% of the voting power of the outstanding shares of the Company Common Stock, do hereby irrevocably consent as follows, and deliver this consent to the corporate secretary of the Company as the officer specified by the Company to receive it on behalf of the Company:

Adoption of the Merger Agreement

WHEREAS, the Board of Directors of the Company (the “Board”), by the unanimous vote of the independent members thereof, has (i) approved and declared advisable (A) the Agreement and Plan of Merger, dated as of April 28, 2016, among the Company, Comcast Corporation, a Pennsylvania corporation (“Parent”), and Comcast Paris MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement (the “Transactions”), in the case of each of clauses (B) and (C), on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger and the other Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the

Company and its stockholders and (iii) subject to Section 4.03 of the Merger Agreement, recommended that the Company’s stockholders vote in favor of adopting the Merger Agreement;

WHEREAS, the Merger Agreement was executed by the parties thereto on April 28, 2016;

WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (1) shares of Company Common Stock owned by the Company, any Company Subsidiary, Parent, Merger Sub or any other subsidiary of Parent and (2) shares that are held by any Person who is entitled to demand and properly demands appraisal in respect of such shares pursuant to, and complies in all respects with, Section 262 of DGCL) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the undersigned have received a copy of the Merger Agreement and the exhibits and attachments thereto and have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent; and

WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such stockholder’s shares of Company Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

Each of the undersigned hereby waives compliance with any and all notice requirements imposed by the Restated Certificate of Incorporation of the Company, the Company’s Amended and Restated By-laws, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which

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shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth under its name below.

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